UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 4, 2014
(Date of Report/Date of earliest event reported)
SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)
WISCONSIN	1-7626	39-0561070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)

(414) 271-6755
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 4, 2014, the Board of Directors (the “Board”) of Sensient Technologies Corporation (the “Company”), upon the recommendation of the Compensation and Development Committee of the Board (the “Committee”), approved certain amendments to the Sensient Technologies Supplemental Executive Retirement Plan A (“SERP A”) agreement between the Company and Dick Hobbs and the Sensient Technologies Supplemental Executive Retirement Plan B (“SERP B”) agreements between the Company and participating Company executives.

The amendment to the SERP A agreement fixed the discount rate to be applied in calculating the lump sum present value of the SERP A benefit as the 30-Year Treasury Security discount rate to be published by the Internal Revenue Service for December 2014, but not in excess of 4.62%.

The amendments to the SERP B agreements provided that: (a) participating executive SERP B contributions based on the insurance premiums applicable to a life insurance benefit of two times the participating executive’s specified base salary are eliminated, (b) in determining each participating executive’s Final Compensation, annual base salary and annual incentive bonus are frozen as of and will not reflect future compensation increases after December 31, 2016 for Stephen J. Rolfs and December 31, 2015 for all other participating executives, and (c) the discount rate to be applied in calculating the lump sum present value of the SERP B benefit are fixed as the 30-Year Treasury Security discount rate to be published by the Internal Revenue Service for December 2014, but not in excess of 4.62%.

On December 4, 2014, the Committee also recommended and the Board also approved that no further SERP B participants will be designated in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION
(Registrant)

By:	/s/ John L. Hammond

Name:	John L. Hammond

Title:	Senior Vice President, General Counsel and Secretary

Date:	December 4, 2014